Exhibit 99.1
AtaiBeckley Provides Update and Outlook for 2026 Ahead of J.P. Morgan Healthcare Conference

NEW YORK, UNITED STATES - 8 JANUARY 2026 – AtaiBeckley Inc (NASDAQ: ATAI) (“AtaiBeckley” or the “Company”), a clinical-stage biotechnology company on a mission to transform patient outcomes by developing effective, rapid-acting and convenient mental health treatments, today provided its outlook for 2026 ahead of attendance at the J.P. Morgan 44th Annual Healthcare Conference in San Francisco, California, on January 12 – 15, 2026.

Dr Srinivas Rao, Co-Founder and Chief Executive Officer of AtaiBeckley, said: “Following the strategic combination of atai Life Sciences and Beckley Psytech completed last year and the recent corporate redomiciliation to the United States, we enter 2026 with meaningful momentum and a clear vision for the impact AtaiBeckley can deliver for people living with difficult-to-treat mental health conditions. Our pipeline is maturing at a pivotal moment for innovation in the mental health treatment landscape, and with financial resources expected to support operations into 2029, we are well prepared to execute. Our presence at the J.P. Morgan Healthcare Conference provides us with an important opportunity to engage with investors and strategic partners and highlight the progress we’ve made so far and the value we believe AtaiBeckley is positioned to deliver in the months and years ahead.”

Recent Clinical Updates and Anticipated 2026 Milestones

BPL-003: mebufotenin benzoate nasal spray for treatment-resistant depression (TRD) and alcohol use disorder

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Reported positive topline data from the eight-week, quadruple-masked, dose-finding, core stage of the Phase 2b clinical trial evaluating the efficacy and safety of a single dose of BPL-003 in patients with treatment-resistant depression (TRD) in July 2025. The study met its primary and all key secondary endpoints, and BPL-003 demonstrated rapid, robust and durable antidepressant effects with a single dose. Both 8 mg and 12 mg single doses of BPL-003 showed statistically significant and clinically meaningful reductions in depressive symptoms at all time points of the study compared to a 0.3 mg low-dose active control out to Week 8.

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Reported positive topline data from the eight-week open-label extension (OLE) study of the Phase 2b clinical trial of BPL-003 in patients with TRD in November 2025. The findings showed that a 12 mg dose of BPL-003, administered eight weeks after an initial dose, was generally well-tolerated and produced additional clinically meaningful antidepressant effects that were sustained for up to two months.

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Company anticipates providing guidance on the BPL-003 Phase 3 clinical program in Q1’26 with Phase 3 trial initiation in Q2’26, pending outcome of the scheduled End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA).

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Initiation of an additional cohort in an open-label Phase 2a study of BPL-003 in patients with TRD planned in Q1’26, with initial data expected in Q4’26. The study will evaluate a two-dose induction regimen of BPL-003, where patients who are also taking defined antidepressants will be given an 8 mg dose of BPL-003 followed by a second 8 mg dose two weeks later, and then followed for a further 10 weeks.

VLS-01:  dimethyltryptamine (DMT) buccal film for TRD

•	Company anticipates topline data from Elumina, the Phase 2, multicenter, double-blind, randomized, placebo-controlled trial of repeated doses of VLS-01 in 142 patients with TRD in H2’26

EMP-01: Oral R-enantiomer of 3,4-methylenedioxy-methamphetamine (R-MDMA) for social anxiety disorder (SAD)

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Announced granting of new patent covering EMP-01 (oral R-MDMA) from the United States Patent and Trademark Office in December 2025. US patent No. 12,492,178 includes claims to a highly-crystalline form of (R)-MDMA HCl and is expected to provide exclusivity through 2043.

•	Last patient last visit in the exploratory Phase 2a study of EMP-01 (oral R-MDMA) in approximately 70 adults with social anxiety disorder occurred in Q4 ‘25, with topline data expected in Q1’26.

Recent Corporate Updates

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Completed the redomiciliation of Atai Beckley N.V. from the Netherlands to the United States (via Luxembourg) in December 2025. All issued and outstanding ordinary shares of Atai Beckley N.V. were exchanged on a one-for-one basis for newly issued shares of common stock of the Delaware company, AtaiBeckley Inc. The former shareholders of Atai Beckley N.V. are now the stockholders of the Delaware company. AtaiBeckley Inc’s common stock will continue to trade on NASDAQ under the trading symbol “ATAI”. The Company expects the redomiciliation to save costs, create alignment with its U.S. listing and shareholder base, simplify its corporate structure, streamline reporting requirements, and reduce the associated administrative burden for the Company and investors.

•	Announced that AtaiBeckley Inc’s common stock had been added to the NASDAQ biotechnology index (NBI) in December 2025.

About AtaiBeckley Inc.

AtaiBeckley is a clinical-stage biotechnology company on a mission to transform patient outcomes by developing effective, rapid-acting and convenient mental health treatments. It was formed through the strategic combination of atai Life Sciences N.V. and Beckley Psytech Limited in November 2025. AtaiBeckley’s pipeline of novel therapies includes BPL-003 (mebufotenin benzoate nasal spray) for treatment-resistant depression (TRD), VLS-01 (DMT buccal film) for TRD and EMP-01 (oral R-MDMA) for social anxiety disorder, which are in Phase 2 clinical development. It is also advancing a drug discovery program to identify novel, non-hallucinogenic 5-HT2AR agonists for opioid use disorder and TRD. These programs aim to create new possibilities in mental health by providing effective, commercially scalable and convenient interventional psychiatry therapies that can integrate seamlessly into healthcare systems.

For the latest updates and to learn more about the AtaiBeckley mission, visit www.ataibeckley.com or follow the Company on LinkedIn and on X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “anticipate,” “initiate,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things: our business strategy and plans; our runway; the potential, success and timing of development and progress of trials and related milestones of our product candidates such as EMP-01; expectations regarding our intellectual property portfolio, including our newly granted patent and plans for expansion of our patent portfolio; and the plans and objectives of management for future operations, research and development and capital expenditures.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the important factors described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in AtaiBeckley’s other filings with the SEC. AtaiBeckley disclaims any obligation to update or revise any forward-looking statements contained in this press release, other than to the extent required by applicable law.

Contact Information
Investor Contact:
IR@ataibeckley.com

Media Contact:
PR@ataibeckley.com